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                                                                     EXHIBIT 5.1

                        Zimet, Haines, Friedman & Kaplan
                                 460 Park Avenue
                            New York, New York 10022
                                 (212) 486-1700





                                                      April 18, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D. C. 20549-1004

                  Re:      Tigera Group, Inc.

Gentlemen:

                  We have acted as counsel to Tigera Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder, of 2,130,000 shares (the "Warrant Shares") of Common Stock, par value $.01 per share ("Common Stock"), of the Company, issuable upon exercise of warrants ("Warrants") under certain non-plan warrant agreements (the "Warrant Agreements").

                  In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the By-Laws of the Company, each as amended to date, the minutes and other records of the proceedings of the Board of Directors and of the stockholders of the Company, the Warrant Agreements and such other documents, corporate and public records, agreements, and certificates of officers of the Company and of public and other officials, and we have considered such questions of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.
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                  Based on and subject to the foregoing, we hereby advise you that, in our opinion, the issuance and sale of the Warrant Shares upon exercise of any Warrants in accordance with the terms and subject to the conditions set forth in the Warrant Agreements have been duly authorized and, when the consideration for any such Warrant Shares shall have been received by the Company and shares are issued pursuant to such Warrants in accordance with the terms and subject to the conditions set forth in the respective Warrant Agreements, such shares of Common Stock will be validly issued, fully paid and nonassessable.

                  We are lawyers admitted to practice only in the State of New York. Although none of the members of this firm is admitted to the bar of the State of Delaware, in rendering this opinion we have considered the General Corporation Law of such State. Accordingly, the foregoing opinion is limited solely to the effect of the laws of New York and of the United States of America, and the General Corporation Law of the State of Delaware.

                  Please be advised that Herbert M. Friedman, a partner of this firm, is a director of the Company and holds presently exercisable warrants to purchase Common Stock.

                  We hereby consent to the reference to our firm in the Company's Registration Statement on Form S-8.

                                          Very truly yours,

                                          \s\Zimet, Haines, Friedman & Kaplan

                                          ZIMET, HAINES, FRIEDMAN & KAPLAN